Exhibit 99.1

NEWSRELEASE

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS FIRST QUARTER 2003 RESULTS

ST. PAUL, MINN. — (April 16, 2003) — Northwest Airlines Corporation (NASDAQ: NWAC), the parent of Northwest Airlines, today reported a first quarter net loss of $396 million or $4.62 per common share.  This compares to a first quarter 2002 net loss of $171 million or $2.01 per common share.

First quarter 2003 results included $78 million in pre-tax charges for severance and pension curtailment expenses associated with workforce reductions, which were driven by capacity reductions resulting from the Iraq War.  Excluding these charges, Northwest reported a first quarter 2003 net loss of $318 million or $3.71 per common share.  This compares to consensus estimates of a $4.67 loss per share.

“While Northwest Airlines continued to manage its costs aggressively during the quarter, the travel downturn that began some two years ago has further deteriorated due to the war, and shows no signs of improving,” said Richard Anderson, chief executive officer.

The impact of reduced travel demand due to the conflict with Iraq forced Northwest in late March to significantly reduce system-wide ASMs (available seat miles), ground approximately 20 aircraft and reduce its active workforce by 4,900 positions.

“Because we believe that revenues will not recover to historical levels, we are continuing to address costs in every area of the operation.  As labor is the single biggest expense of running Northwest, we are now conducting discussions with each of our unions concerning cost restructuring.”

“In light of the cost adjustments made at many of our competitors, it is imperative that we reduce our labor expenses so that we can restore Northwest to profitability,” Anderson added.

Operating Results

First quarter 2003 operating revenues increased 3.2% to $2.25 billion versus the first quarter 2002.  Operating expenses increased 8.4%, primarily as a result of higher fuel prices and unusual items.

Operating cost per seat mile (CASM) increased 5.2% compared to the first quarter of 2002.   Excluding the unusual items and fuel, unit costs decreased 3.1%.

During the quarter, fuel prices averaged 85 cents per gallon, which was 44% higher than in the first quarter of last year.  First quarter 2003 fuel expense, which included $49 million in benefits from fuel hedging, was $120 million higher year-over-year.

“Northwest remains focused on reducing our cost structure and maintaining the highest liquidity position possible during these uncertain times,” said Bernie Han, executive vice president and chief financial officer.  “We have now completed six rounds of cost initiatives since the spring of 2001 and are fully utilizing all options to achieve non-labor cost reductions.”

The quarterly results reflect a tax benefit limited under the provision of SFAS 109, which resulted in a tax rate of 7%.   Until it is again profitable, the Company will likely not be in a position to record future tax benefits.

 Northwest’s quarter-end total cash was $2.34 billion, including a $217 million tax refund received in February.   Quarter-end unrestricted cash was $2.15 billion.

Other Activity

On March 31, the U.S. Department of Transportation (DOT) approved a marketing alliance between Northwest, Delta Air Lines and Continental Airlines, that will permit Northwest to build on its successful marketing agreement with Continental.

 “We are pleased that the DOT approved the agreement that will allow us to offer increased service levels and broader choices of destinations for our customers,” said Doug Steenland, president.

“Through codesharing with Delta, service to smaller communities, a hallmark of Northwest’s current route network, will be enhanced.  Over time, the new partnership with Delta will provide additional revenue opportunities for Northwest,” Steenland added.

In late February, Northwest celebrated its first year of operation at its new WorldGateway terminal at Detroit Metropolitan Airport.  As customer feedback attests, features of the new facility, including nearly 100 E-Service Centers that greatly reduce check-in times, are making the travel experience easy and efficient.

“Our customers appreciate that the WorldGateway is one of the few airports in North America, along with our other domestic hubs, where international and domestic gates are located in the same facility, improving efficiencies for both travelers and the airline,” Steenland added.

Northwest Airlines

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures. With its travel partners, Northwest serves nearly 750 cities in almost 120 countries on six continents. In 2002, consumers from throughout the world recognized Northwest’s efforts to make travel easier. A 2002 J.D. Power and Associates study ranked airports at Detroit and Minneapolis/St. Paul, home to Northwest’s two largest hubs, tied for second place among large domestic airports in overall customer satisfaction. Business travelers who subscribe to OAG print and electronic flight guides rated nwa.com as the best airline Web site. Readers of TTG Asia and TTG China named Northwest “Best North American airline.”

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States, the expansion of low-fare carriers, the impact of cost reductions achieved by other carriers in or near bankruptcy, the price and availability of jet fuel, the war with Iraq, and the possibility of additional terrorist attacks or the fear of such attacks. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

# # #

NOTE TO EDITORS:  A table of Selected Financial and Statistical Data is attached to this release.  For more information, contact Northwest Airlines Media Relations at (612) 726-2331.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31		Percent Change
	2003	2002
OPERATING REVENUES
Passenger	$1,848	$1,818	1.7
Cargo	167	148	12.8
Other	235	214	9.8
Total operating revenues	2,250	2,180	3.2

OPERATING EXPENSES
Salaries, wages and benefits (a)	1,045	924	13.1
Aircraft fuel and taxes	411	291	41.2
Selling and marketing	176	218	(19.3)
Aircraft maintenance materials and repairs	133	145	(8.3)
Depreciation and amortization	142	135	5.2
Aircraft rentals	118	113	4.4
Other rentals	71	62	14.5
Landing fees	72	61	18.0
Other	408	427	(4.4)
Total operating expenses	2,576	2,376	8.4

OPERATING LOSS	(326)	(196)	(66.3)
Operating margin	(14.5)%	(9.0)%	(5.5	) pts.

OTHER INCOME (EXPENSE)
Interest expense, net	(111)	(94)	(18.1)
Interest of preferred security holder	(6)	(5)	(20.0)
Investment income	9	11	(18.2)
Foreign currency gain (loss)	(1)	0
Other	9	23	(60.9)
Total other income (expense)	(100)	(65)	(53.8)

LOSS BEFORE INCOME TAXES	(426)	(261)	(63.2)

Income tax benefit (b)	(30)	(90)

NET LOSS	$(396)	$(171)

Loss per common share:
Basic	$(4.62)	$(2.01)
Diluted	$(4.62)	$(2.01)

Average shares used in computation:
Basic	86	85
Diluted	86	85

NOTES:

(a)   During the quarter ended March 31, 2003, the Company recorded charges related to severance and the acceleration of pension expense resulting from a reduction in work force of $20 million and $58 million, respectively.

(b)   During the quarter ended March 31, 2003, the Company recognized the remaining $30 million net deferred tax liability.  Given its recent loss experience, current accounting rules do not allow its balance sheet to reflect a net tax asset position and therefore a valuation allowance is provided against tax benefits in excess of its previously remaining deferred tax liability.

NORTHWEST AIRLINES CORPORATION

OPERATING STATISTICS (1)

	Three Months Ended March 31				Percent Change
	2003		2002
Scheduled Service:
Available seat miles (ASM) (millions)	22,526		21,762		3.5
Revenue passenger miles (RPM) (millions)	16,562		16,536		0.2
Passenger load factor	73.5%		76.0%		(2.5	) pts.
Revenue passengers (thousands)	12,284		11,899		3.2
Passenger revenue per (RPM) (yield)	10.70	¢	10.61	¢	0.8
Passenger revenue per ASM (RASM)	7.86	¢	8.07	¢	(2.6)

Total operating ASM (millions)	22,737		21,818		4.2
Operating revenue per total ASM (2)	8.80	¢	8.86	¢	(0.7)

Operating expense per total ASM (2)	10.16	¢	9.66	¢	5.2
Operating expense per total ASM excluding unusual items (2)	9.82	¢	9.66	¢	1.7
Operating expense per total ASM excluding fuel and unusual items (2)	8.20	¢	8.46	¢	(3.1)

Cargo ton miles (CTM) (millions)	484		480		0.8
Cargo revenue per ton mile	34.45	¢	30.90	¢	11.5

Fuel gallons consumed (millions)	442		445		(0.7)
Average fuel cost per gallon, excluding fuel taxes	84.85	¢	58.75	¢	44.4
Number of operating aircraft at end of period	435		434		0.2
Full-time equivalent employees at end of period	42,781		45,005		(4.9)

(1)   All statistics exclude Pinnacle Airlines, a wholly-owned Northwest Airlink regional carrier, which is consistent with how the Company reports statistics to the DOT and is comparable to statistics reported by other major network airlines.

(2)   Excludes the revenues and expenses associated with the operation of Northwest’s fleet of Boeing 747 freighter aircraft, MLT Inc., NBA transportation program and gain/loss on disposal of assets.

SELECTED BALANCE SHEET DATA

	March 31, 2003	December 31, 2002
(in millions)
Cash and cash equivalents	$2,154	$2,097
Restricted short-term investments	185	100
Cash and cash equivalents, including restricted amounts	2,339	2,197

Total assets	13,139	13,289

Long-term debt, including current maturities	6,624	6,531
Long-term obligations under capital leases, including current obligations	449	451

Common stockholders’ deficit	(2,793)	(2,262)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months Ended March 31, 2003

Pursuant to the new SEC Regulation G, the Company is providing further disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a GAAP basis.  It is the Company’s view that the reported non-GAAP financial measures results are more consistent with the Company’s true operating performance as they exclude unusual items and, consistent with reported operating statistics, excludes subsidiaries.  These measurements are more comparable to financial measures reported by other major network airlines that are submitted to the Department of Transportation.

	Operating Revenues	Operating Expenses	Operating Loss	Loss before income taxes	Net Loss	EPS
	(in millions, except per share data)

GAAP Financial Information	$2,250	$2,576	$(326)	$(426)	$(396)	$(4.62)

Items Excluded:
Severance expenses (1)	—	(20)	20	20	20	0.24
Curtailment charge (1)	—	(58)	58	58	58	0.67

Non-GAAP Financial Information	$2,250	$2,498	$(248)	$(348)	$(318)	$(3.71)

Non-GAAP Margin			(11.0% )	(15.5% )

(1)   Excluded items are not tax effected due to the Company’s current tax status.  See note (b) to the Condensed Consolidated Statements of Operations.

	Three Months Ended March 31
(in millions)	2003	2002
Passenger Revenue per Scheduled ASM (reconciliation):
System passenger revenues per GAAP	$1,848	$1,818
Pinnacle Airlines revenues	(77)	(63)
Passenger revenues, excluding Pinnacle Airlines	$1,771	$1,755
Scheduled ASM (millions)	22,526	21,762
Passenger revenue per scheduled ASM	7.86 ¢	8.07 ¢

Operating Expense per Total ASM (reconciliation):
Operating expenses per GAAP	$2,576	$2,376
Freighter operations	(121)	(103)
MLT Inc. — net of intercompany eliminations	(72)	(97)
Pinnacle Airlines — net of intercompany eliminations	(63)	(57)
Other	(9)	(11)
Operating expenses-passenger service	$2,311	$2,108
Operating expense per total ASM	10.16 ¢	9.66 ¢

Unusual items:
Severance expenses	$(20)	$—
Curtailment charge	(58)	—
Operating expenses-passenger service excluding unusual items	$2,233	$2,108

Operating expense per total ASM excluding unusual items	9.82 ¢	9.66 ¢

Less: Fuel expense	369	261
Operating expenses-passenger service excluding unusual items and fuel	$1,864	$1,847
Operating expense per total ASM excluding fuel and unusual items	8.20 ¢	8.46 ¢